EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-24083 and Form S-8 No. 333-38929, 333-49787 and 333-103453) of Meadowbrook Insurance Group, Inc. of our report dated March 10, 2006, with respect to the consolidated financial statements and schedules of Meadowbrook Insurance Group, Inc., Meadowbrook Insurance Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Meadowbrook Insurance Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Detroit, Michigan
March 10, 2006